NOVEN ANNOUNCES 2008 THIRD QUARTER FINANCIAL RESULTS

Noven Reports Quarterly EPS of $0.21, Adjusted EPS of $0.24
Quarterly Net Income at Novogyne Joint Venture Increases 25% to $28.3 Million

Miami, FL, November 6, 2008 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced financial results for the three-month and nine-month periods ended September 30, 2008.

Noven reported net income of $5.2 million, or $0.21 diluted earnings per share, for the quarter ended September 30, 2008. Results for the third quarter of 2008 included the recognition of $5.0 million in operating income due to the reversal of an accrued liability for a Pexeva® contingent sales milestone payment and an aggregate $6.0 million in third quarter charges related to Daytrana® (each discussed in additional detail below). Excluding these items and related tax effects, Noven would have reported net income of $5.9 million, or $0.24 diluted earnings per share, for the third quarter of 2008.

Third Quarter Highlights
Stavzor®. In July 2008, the U.S. Food and Drug Administration approved Noven’s Stavzor product (valproic acid delayed release capsules), and Noven Therapeutics commercially launched the product in August 2008.

Novogyne Joint Venture. At Novogyne Pharmaceuticals, Noven’s joint venture with Novartis Pharmaceuticals Corporation, net income for the third quarter of 2008 increased 25% and net revenues increased 18% compared to the same quarter in 2007. Total prescriptions for Novogyne’s Vivelle-Dot® product increased 7% in the third quarter of 2008 compared to the same quarter in 2007, while total prescriptions in the U.S. hormone therapy market decreased 5% for the same period. For the first nine months of 2008, Vivelle-Dot total prescriptions increased 7% over the same period in 2007, while total prescriptions in the U.S. hormone therapy market decreased 5% for the same period.

Balance Sheet. In August 2008, Noven received the third and final $25.0 million milestone payment on sales of Daytrana by Shire plc (“Shire”). Also in the 2008 third quarter, Novogyne distributed $11.7 million in cash to Noven, bringing year-to-date cash distributions from the joint venture to Noven to $29.0 million. At September 30, 2008, Noven’s cash, cash equivalents and non-current investments in auction rate securities had increased to $80.7 million, and Noven had no long-term debt.

Daytrana®. Noven continues to test manufacturing solutions expected to address the peel force issue affecting certain lots of Daytrana. In addition, Noven is implementing new product release testing intended to identify Daytrana product lots at risk of not meeting the product’s peel force specification through its shelf life. Results for the third quarter of 2008 included a $1.7 million charge for Shire’s previously announced voluntary recall of Daytrana product. Results for the 2008 third quarter also included a $4.3 million reserve related to certain previously-manufactured Daytrana lots that are at risk of not meeting the peel force specification through the product’s shelf life and certain costs that Noven will be required to reimburse to Shire for the affected lots.

Pipeline Developments. In August 2008, Noven entered into global license and supply agreements with Procter & Gamble Pharmaceuticals, Inc. relating to the development and commercialization of prescription transdermal patches for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”) in women. Also during the 2008 third quarter, Noven advanced preparations for a Phase 2 study of Mesafem™, Noven’s developmental non-hormonal product for vasomotor symptoms (hot flashes), and patient screening began in late October 2008.

New Appointment. In September 2008, Noven appointed Peter Amanatides as its new Vice President – Quality Assurance & Quality Control. Since June 2008, Noven has added four pharmaceutical industry veterans to lead the critical functions of QA/QC (Peter Amanatides), Marketing and Sales (Anthony Venditti), Transdermal Research and Development (Steven Dinh), and Clinical, Regulatory and Medical Affairs (Joel Lippman, M.D.).

CEO Comment
Peter Brandt, Noven’s President & CEO, said: “The third quarter of 2008 included a new product launch, another strong performance by Novogyne, receipt of a substantial cash milestone payment that further strengthened our balance sheet, a new senior-level appointment in a critical area of our operations, and meaningful progress in addressing both our challenges and our opportunities for growth.” Brandt continued: “In particular, working with our partner Shire, we continue to aggressively test manufacturing solutions to address the peel force issue affecting certain lots of Daytrana. If our testing is successful, we would expect to produce commercial product incorporating a solution in mid-2009. In the interim, we are implementing new product release testing intended to predict which Daytrana lots are at risk of developing peel force issues. In the third quarter, we established a $4.3 million reserve related to previously-manufactured Daytrana lots that are at risk of not meeting the peel force specification during the product’s shelf life, as well as costs that we expect to owe our partner for the affected lots. We do not expect that this issue will affect the availability of this important product at the pharmacy.”

Financial Results
Noven’s financial results for the third quarter and first nine months of 2008 included the results of operations of Noven Therapeutics (formerly JDS Pharmaceuticals), a specialty pharmaceutical company acquired by Noven on August 14, 2007.

Results for the third quarter and first nine months of 2008 benefited from the recognition of $5.0 million in operating income due to the reversal of a $5.0 million accrued liability (the “Pexeva Reversal”) related to a future Pexeva contingent sales milestone no longer expected to be achieved. Results for these periods also included (i) a $1.7 million third quarter charge and $1.95 million in charges in the first half of 2008 for reimbursements due to Shire for previously-announced voluntary recalls of Daytrana product, and (ii) a $4.3 million reserve related to previously-manufactured Daytrana product at risk of exceeding the product’s peel force specification during its shelf life (the “Daytrana Charges,” referred to together with the Pexeva Reversal as the “2008 Items”).

Results for the third quarter and first nine months of 2007 included (i) a one-time $100.2 million charge for the portion of the JDS Pharmaceuticals purchase price allocated to in-process research and development (the “IPR&D Charge”), and (ii) a $3.3 million charge related to reimbursements to Shire in connection with its voluntary withdrawal of certain lots of Daytrana (together with the IPR&D Charge, the “2007 Items”).

2008 Third Quarter Results
For the quarter ended September 30, 2008, Noven reported net income of $5.2 million ($0.21 diluted earnings per share), compared to a net loss of $59.0 million ($2.38 loss per share) for the same quarter in 2007. Excluding the 2008 and 2007 Items and the related tax effects, net income for the 2008 third quarter would have been $5.9 million ($0.24 diluted earnings per share) compared to $7.6 million ($0.30 diluted earnings per share) in the third quarter of 2007. A reconciliation of net income and earnings per share on a GAAP basis (defined below) to net income and earnings per share as adjusted to reflect the excluded items is attached to this press release.

Noven’s net revenues in the 2008 third quarter were $25.7 million, an 18% increase over the third quarter of 2007. This increase reflects a full quarter’s sales contribution from Noven Therapeutics’ products, and increased license and contract revenues, primarily due to amortization of deferred revenue from additional Daytrana sales milestone payments. The increase in net revenues was partially offset by a $1.3 million net revenue reduction in the third quarter of 2008, representing a portion of the Daytrana Charges.

Gross margin, as a percentage of total net product revenues, was 23% in the 2008 third quarter compared to 41% in the same quarter last year. Cost of products sold in the third quarter of 2008 included $1.6 million of the Daytrana Charges, as well as increased quality assurance activities and expenses, primarily related to Daytrana production. Daytrana production costs are expected to materially increase as a result of our implementation of new product release testing intended to identify and screen product at risk of exceeding the product’s peel force specification.

Research and development expenses in the 2008 third quarter increased $0.4 million to $4.0 million compared to the third quarter of 2007, reflecting slightly higher expenses at each of Noven Transdermals and Noven Therapeutics. The third quarter of 2007 included the $100.2 million IPR&D Charge. Selling and marketing expenses increased to $7.3 million from $3.1 million in the third quarter of 2007, reflecting a full quarter of selling and marketing expenses at Noven Therapeutics as well as the August 2008 launch of Stavzor. In the 2008 third quarter, general and administrative expenses increased $2.4 million, or 27%, reflecting $3.1 million of the Daytrana Charges and a full quarter of expenses at Noven Therapeutics.

Noven recognized $13.8 million in earnings from Novogyne in the third quarter of 2008, an increase of 26% compared to the $10.9 million recognized in the same quarter last year. Novogyne’s net income for the 2008 third quarter increased 25% to $28.3 million, compared to $22.5 million in the 2007 third quarter, and 2008 third quarter net revenues increased 18% to $45.8 million. Novogyne’s gross margin for the 2008 third quarter increased slightly to 81%, and its selling, general and administrative expenses increased 9% to $9.0 million.

2008 Nine-Month Results
Noven reported net income of $12.3 million ($0.50 diluted earnings per share) for the nine months ended September 30, 2008 (the “2008 Period”), compared to a net loss of $46.4 million ($1.87 loss per share) reported for the first nine months of 2007 (the “2007 Period”). Excluding the 2008 and 2007 Items and the related tax effects, net income for the 2008 Period would have been $14.3 million ($0.58 diluted earnings per share) compared to $20.2 million ($0.80 diluted earnings per share) in the 2007 Period.

Noven’s net revenues for the 2008 Period were $71.8 million, a 20% increase over the 2007 Period. This increase reflects three quarters of sales contribution from Noven Therapeutics’ products, and increased license and contract revenues, primarily due to amortization of deferred revenue from additional Daytrana sales milestones payments. The increase in net revenues was partially offset by a $1.5 million net revenue reduction in the 2008 Period, representing a portion of the Daytrana Charges.

Gross margin, as a percentage of total net product revenues, was 29% in the 2008 Period compared to 41% in the 2007 Period. Cost of products sold in the 2008 Period included $1.7 million of the Daytrana Charges, inventory write-offs and costs associated with an equipment failure in transdermal manufacturing in the first quarter of 2008, and increased quality assurance activities and expenses, primarily related to Daytrana production.

Research and development expenses in the 2008 Period increased $0.4 million to $10.7 million compared to 2007 Period, reflecting a $2.0 million increase in expenses at Noven Therapeutics, partially offset by a $1.6 million decrease in expenses at Noven Transdermals. The 2007 Period included the $100.2 million IPR&D Charge. Selling and marketing expenses increased to $17.5 million from $3.6 million in the 2007 Period, reflecting the addition of Noven Therapeutics. General and administrative expenses in the 2008 Period increased 39% to $27.1 million, reflecting $4.8 million of the Daytrana Charges, an increase in professional fees, and the addition of Noven Therapeutics.

Noven recognized $34.5 million in earnings from Novogyne in the 2008 Period, an increase of 38% over the 2007 Period. Novogyne’s net income for the 2008 Period was $76.6 million, a 33% increase from the $57.7 million reported in the 2007 Period. Novogyne’s net revenues for the 2008 Period increased 20% to $129.1 million. Novogyne’s gross margin for the 2008 Period increased slightly to 80%, and its selling, general and administrative expenses decreased 1% to $27.8 million.

Balance Sheet Information
At September 30, 2008, Noven had $65.3 million in cash and cash equivalents and $15.5 million in non-current investments in auction rate securities (“ARS”), representing an aggregate $80.7 million in cash, cash equivalents and non-current investments in ARS. This compares with $14.0 million in cash and cash equivalents and $54.4 million in investments in ARS at December 31, 2007, representing an aggregate $68.4 million in cash, cash equivalents and investments in ARS.

Noven’s investments in ARS at September 30, 2008 had a fair value of $15.5 million and all were classified as non-current on Noven’s balance sheet following failed auctions occurring since February 2008. Noven liquidated at par value $2.1 million and $39.0 million in ARS in the 2008 third quarter and 2008 Period, respectively. Noven’s ARS are collateralized primarily by tax-exempt municipal bonds and, to a much lesser extent, guaranteed student loans. Noven does not hold any ARS collateralized by mortgages or debt obligations. Noven believes its ARS are of high credit quality, as all are considered investment grade and the majority are rated AA or higher. Noven had recorded a temporary change in fair value of $0.5 million relating to its investments in ARS in the first quarter of 2008. Noven did not record any additional change in the fair value of its investments in ARS in either the second or the third quarters of 2008.

In the third quarter of 2008, Noven received the third and final $25.0 million milestone payment related to Shire’s sales of Daytrana. In the same quarter, Noven obtained a $15.0 million revolving credit facility. As of the date of this press release, no amounts had been borrowed under this facility.

Non-GAAP Financial Information
Under accounting principles generally accepted in the U.S. (“GAAP”), “net income” and “diluted earnings per share” include all charges and other items for the periods reported.  In addition to results determined in accordance with GAAP, in this press release Noven has provided net income and diluted earnings per share for the periods presented excluding the 2008 and 2007 Items.  Noven believes that comparing Noven’s period-to-period financial results without giving effect to the 2008 and 2007 Items may be helpful to investors to permit comparison of Noven’s period-to-period financial results on a more uniform basis.  For the same reasons, management uses these non-GAAP financial measures to evaluate Noven’s current performance against its historical performance and to plan its future business activities.  These measures should not be considered alternatives to measures computed in accordance with GAAP, nor should they be considered indicators of Noven’s overall financial performance.  Adjusted net income and adjusted diluted earnings per share are limited by the fact that companies may not necessarily compute each in the same manner, thereby making these measures less useful than the same measures calculated in accordance with GAAP.

Conference Call
A conference call with management relating to Noven’s financial results will be webcast live on our website at www.noven.com beginning at 11:00 a.m. Eastern time this morning, November 6. Thereafter, a rebroadcast of the call will be accessible on our website for at least two weeks. A taped replay will be available beginning November 6 through November 8 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 286 and conference ID number 299214. The conference call is expected to contain forward-looking statements and information in addition to that contained in this press release.

About Noven
Noven Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the research, development, manufacturing, marketing and sale of prescription pharmaceutical products. Noven’s business and operations are focused in three principal areas – transdermal drug delivery, the Novogyne joint venture, and Noven Therapeutics, Noven’s specialty pharmaceutical unit. For more information, visit www.noven.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Noven’s control.

By category and not necessarily listed in order of priority or probability, these risks and uncertainties include: Daytrana - the risk that manufacturing solutions currently in testing to address the Daytrana peel force issue may be delayed, unsuccessful, costly or take more time than expected to implement and the possibility that any implemented solution may not adequately resolve the issue; the risk that Noven’s assessment of the root cause of the Daytrana peel force issue may prove inaccurate, incomplete or otherwise incorrect; the risk that the new release testing intended to identify Daytrana lots that are at risk of developing peel force issues during the product’s shelf life may not accurately, completely or correctly identify such lots; the risk that the cost of additional product recalls may exceed the $4.3 million reserve established in the third quarter of 2008; the risk that Daytrana could be adversely affected by a number of factors, including: (i) Noven’s inability to adequately resolve the Daytrana-related issues raised by the FDA in the warning letter that Noven received in January 2008 and in the August 2007 Form 483, (ii) new market entrants, including other ADHD products marketed or under development by Shire, (iii) raw material supply interruptions and/or the inability to obtain the active ingredient methylphenidate, (iv) delays or inability to obtain necessary DEA methylphenidate procurement quota, and (v) increased production costs associated with the implementation and application of the new release testing procedures; and the risk that any adverse effect to the market for Daytrana due to the foregoing or other factors could adversely affect Noven’s reputation, results of operations and/or its financial position; Regulatory Matters - the risk that Noven’s response to the FDA warning letter that Noven received in January 2008 may not be acceptable to the FDA or adequately address the FDA’s concerns, and in such case, the risk that the FDA may take regulatory action against Noven, which may include fines, product seizures or recalls, injunctions, suspension of production and/or the withdrawal of product approval; and the likelihood that any fine or product recall, injunction, seizure, suspension of production and/or withdrawal of product approval would have a material adverse effect on Noven, including the loss of product sales, potentially significant costs associated therewith and the potential for litigation related to this matter; Noven’s Pipeline - uncertainties as to the cost, timing and success of ongoing and planned clinical trials, including with respect to Mesafem, and the risk that results from early-stage clinical trials may not be indicative of results in later-stage trials; the unproven safety and efficacy of products under development; the difficulty of predicting FDA approval of products, including timing; the possibility that product launches may be delayed; the risk that any expected period of exclusivity for a new product may not be realized; unexpected adverse events or side effects or inadequate efficacy of a product that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims of approved products; the difficulty of predicting acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; the risk that product acceptance may be less than anticipated as well as risks related to compliance with extensive, costly, complex and evolving governmental regulations and restrictions, and reimbursement policies of government and private health insurers and others; the possibility that patent applications may not result in issued patents, and that issued patents may not be enforceable or could be invalidated; and the impact of competitive responses to Noven’s sales, marketing and strategic efforts, and the risk that Noven’s development partners may have priorities that are different from or conflict with those of Noven, which may adversely impact their ability or willingness to assist in the development and commercialization of Noven’s products or to continue the development program; Liquidity – liquidity and investment risks related to Noven’s auction rate securities, including the risk that Noven’s liquidity will be adversely affected to the extent that auctions for its auction rate securities experience further failures and the risk that Noven would be required to record an additional impairment charge if Noven determines that it is necessary to lower the carrying value of its auction rate securities to reflect the prevailing fair market value; the risk that the recent volatility and disruptions in the global financial markets may adversely affect Noven’s ability to obtain financing in the future or access its credit facility, if required; and the risk that the current unstable economic conditions could harm the liquidity or financial position of Noven’s partners, customers or suppliers, which could in turn cause such parties to fail to meet their contractual or other obligations to Noven; HT Market - risks associated with increased competition in the HT market, including the possible emergence of generic competition for Novogyne’s products; any further impact on Noven’s HT business due to the announcement of additional negative clinical results or otherwise, which could reduce or eliminate any profit contribution by Novogyne to Noven and/or sales of HT products from Noven to Novogyne and Novartis Pharma; the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; and risks and uncertainties related to the fact that Vivelle-Dot comprises a substantial majority of Novogyne’s aggregate total prescriptions.

For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Noven Pharmaceuticals, Inc. and Subsidiaries

Consolidated Statements of Operations Data:
(amounts in thousands, except per share	Three Months Ended		Nine Months Ended
amounts) (unaudited)	September 30,		September 30,

	2008	2007	2008	2007

Revenues:
Product revenues – Novogyne:
Product sales, net	$5,945	$5,801	$13,929	$15,974
Royalties	2,258	2,100	6,787	5,764

Total net product revenues — Novogyne	8,203	7,901	20,716	21,738
Product revenues, net – third parties	11,131	8,789	34,357	25,620

Total net product revenues	19,334	16,690	55,073	47,358
License and contract revenues	6,371	5,125	16,717	12,611

Total net revenues	25,705	21,815	71,790	59,969
Costs and Expenses:
Cost of products sold – Novogyne	3,994	4,286	10,783	10,530
Cost of products sold – third parties	10,933	5,525	28,236	17,522

Total cost of products sold	14,927	9,811	39,019	28,052
Acquired in-process research and
development	—	100,150	—	100,150
Research and development	4,041	3,649	10,653	10,300
Selling and marketing	7,326	3,103	17,485	3,564
General and administrative	11,147	8,770	27,075	19,439

Total costs and expenses	37,441	125,483	94,232	161,505
Reversal of contingent milestone liability	5,000	—	5,000	—
Loss from operations	(6,736)	(103,668)	(17,442)	(101,536)
Equity in earnings of Novogyne	13,849	10,948	34,545	25,025
Interest income, net	344	1,306	1,466	4,751

Income (loss) before income taxes	7,457	(91,414)	18,569	(71,760)
Provision (benefit) for income taxes	2,253	(32,377)	6,263	(25,335)

Net income (loss)	$5,204	$(59,037)	$12,306	$(46,425)

Basic earnings (loss) per share	$0.21	$(2.38)	$0.50	$(1.87)

Diluted earnings (loss) per share	$0.21	$(2.38)	$0.50	$(1.87)

Weighted average number of common shares outstanding:
Basic	24,638	24,792	24,600	24,787

Diluted	24,766	24,792	24,703	24,787

	As Of
Consolidated Balance Sheet Data:	September 30,	December 31,
(amounts in thousands) (unaudited)	2008	2007
Cash and cash equivalents	$65,288	$13,973
Investments in auction rate securities	15,460	54,400
Investment in Novogyne	27,173	24,310
Total assets	307,183	286,698
Deferred license and contract revenues	115,072	105,244
Stockholders’ equity	149,373	134,294

Novogyne Pharmaceuticals (a/k/a Vivelle Ventures LLC)

Condensed Statements of
Operations Data:	Three Months Ended		Nine Months Ended
(amounts in thousands) (unaudited)	September 30,		September 30,
	2008	2007	2008	2007
Gross revenues	$53,281	$45,224	$148,629	$125,432
Sales allowances	7,024	5,770	18,579	16,769
Sales return allowances	432	781	931	772

Sales allowances and returns	7,456	6,551	19,510	17,541

Net revenues	45,825	38,673	129,119	107,891
Cost of sales	8,893	8,152	25,489	22,994
Selling, general and administrative expenses	9,013	8,278	27,823	27,990

Income from operations	27,919	22,243	75,807	56,907
Interest income	341	286	782	783

Net income	$28,260	$22,529	$76,589	$57,690

Noven’s equity in earnings of Novogyne	$13,849	$10,948	$34,545	$25,025

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data: (amounts in thousands,
except per share amounts)	Three Months Ended			Three Months Ended
(unaudited)	September 30, 2008			September 30, 2007

	Non-			Non-
	GAAP[1]	Adjustments	GAAP[3]	GAAP[2]	Adjustments	GAAP[3]

Net revenues	$27,016	$(1,311)	$25,705	$22,641	$(826)	$21,815
Costs and expenses:
Cost of products sold	13,338	1,589	14,927	9,499	312	9,811
Acquired in-process research
and development	—	—	—	—	100,150	100,150
Research and development	4,041	—	4,041	3,649	—	3,649
Selling and marketing	7,326	—	7,326	3,103	—	3,103
General and administrative	8,014	3,133	11,147	6,650	2,120	8,770

Total costs and expenses	32,719	4,722	37,441	22,901	102,582	125,483
Reversal of contingent milestone liability	—	5,000	5,000	—	—	—

Loss from operations	(5,703)	(1,033)	(6,736)	(260)	(103,408)	(103,668)
Equity in earnings of Novogyne	13,849	—	13,849	10,948	—	10,948
Interest income, net	344	—	344	1,306	—	1,306

Income (loss) before income taxes	8,490	(1,033)	7,457	11,994	(103,408)	(91,414)
Provision (benefit) for income taxes	2,565	(312)	2,253	4,396	(36,773)	(32,377)

Net income (loss)	$5,925	$(721)	$5,204	$7,598	$(66,635)	$(59,037)

Basic earnings (loss) per share	$0.24	$(0.03)	$0.21	$0.31	$(2.69)	$(2.38)

Diluted earnings (loss) per share	$0.24	$(0.03)	$0.21	$0.30	$(2.68)	$(2.38)

Weighted average number of common shares outstanding:
Basic	24,638	—	24,638	24,792	—	24,792

Diluted[4]	24,766	—	24,766	25,028	(236)	24,792

(1)	Non-GAAP amounts for the three months ended September 30, 2008 exclude (i) the recognition of $5.0 million in operating income from reversal of an accrued liability related to a future Pexeva contingent sales milestone, (ii) a $1.7 million third quarter charge associated with Shire’s voluntary market withdrawal of a portion of the Daytrana product, and (iii) a $4.3 million charge related to previously manufactured Daytrana product at risk of exceeding the product’s peel force specification during its shelf life.

(2)	Non-GAAP amounts for the three months ended September 30, 2007 exclude acquired IPR&D of $100.2 million which was immediately expensed following the completion of the acquisition of JDS as well as amounts associated with Shire’s voluntary market withdrawal of a portion of the Daytrana product.

(3)	Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).

(4)	Diluted weighted average number of shares outstanding for the three months ended September 30, 2007 on a non-GAAP basis have been adjusted to include shares that were excluded from the GAAP calculation because such shares were antidilutive on a GAAP basis.

Noven Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures to GAAP

Statements of Operations Data: (amounts in thousands,
except per share amounts)	Nine Months Ended			Nine Months Ended
(unaudited)	September 30, 2008			September 30, 2007

	Non-			Non-
	GAAP[1]	Adjustments	GAAP[3]	GAAP[2]	Adjustments	GAAP[3]

Net revenues	$73,271	$(1,481)	$71,790	$60,795	$(826)	$59,969
Costs and expenses:
Cost of products sold	37,347	1,672	39,019	27,740	312	28,052
Acquired in-process research
and development	—	—	—	—	100,150	100,150
Research and development	10,653	—	10,653	10,300	—	10,300
Selling and marketing	17,485	—	17,485	3,564	—	3,564
General and administrative	22,245	4,830	27,075	17,319	2,120	19,439

Total costs and expenses	87,730	6,502	94,232	58,923	102,582	161,505
Reversal of contingent milestone liability	—	5,000	5,000	—	—	—

Income (loss) from operations	(14,459)	(2,983)	(17,442)	1,872	(103,408)	(101,536)
Equity in earnings of Novogyne	34,545	—	34,545	25,025	—	25,025
Interest income, net	1,466	—	1,466	4,751	—	4,751

Income (loss) before income taxes	21,552	(2,983)	18,569	31,648	(103,408)	(71,760)
Provision (benefit) for income taxes	7,269	(1,006)	6,263	11,438	(36,773)	(25,335)

Net income (loss)	$14,283	$(1,977)	$12,306	$20,210	$(66,635)	$(46,425)

Basic earnings (loss) per share	$0.58	$(0.08)	$0.50	$0.82	$(2.69)	$(1.87)

Diluted earnings (loss) per share	$0.58	$(0.08)	$0.50	$0.80	$(2.67)	$(1.87)

Weighted average number of common shares outstanding:
Basic	24,600	—	24,600	24,787	—	24,787

Diluted[4]	24,703	—	24,703	25,263	(476)	24,787

(1)	Non-GAAP amounts for the nine months ended September 30, 2008 exclude (i) the recognition of $5.0 million in operating income from reversal of an accrued liability related to a future Pexeva contingent sales milestone, (ii) $3.65 million of charges associated with Shire’s voluntary market withdrawal of a portion of the Daytrana product, and (iii) a $4.3 million charge related to previously manufactured Daytrana product at risk of exceeding the product’s peel force specification during its shelf life.

(2)	Non-GAAP amounts for the nine months ended September 30, 2007 exclude acquired IPR&D of $100.2 million which was immediately expensed following the completion of the acquisition of JDS as well as amounts associated with Shire’s voluntary market withdrawal of a portion of the Daytrana product.

(3)	Reflects operating results in accordance with accounting principles generally accepted in the United States (GAAP).

(4)	Diluted weighted average number of shares outstanding for the nine months ended September 30, 2007 on a non-GAAP basis have been adjusted to include shares that were excluded from the GAAP calculation because such shares were antidilutive on a GAAP basis.